As filed with the Securities and Exchange Commission on June 27, 2019.

Registration No. 333-149903

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DCP HOLDING COMPANY

(exact name of registrant as specified in its charter)

Ohio	20-1291244
(state or other jurisdiction of incorporation or organization)	(IRS employer identification no.)

100 Crowne Point Place Sharonville, Ohio	45241
(address of principal executive offices)	(zip code)

2006 DENTAL CARE PLUS MANAGEMENT EQUITY INCENTIVE PLAN

(full title of the plan)

Robert C. Hodgkins

President and Chief Executive Officer

DCP Holding Company

100 Crowne Point Place

Sharonville, Ohio 45241

(513) 554-1100

(name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☑ (do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Exchange Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the following registration statement (the “Registration Statement”) previously filed by DCP Holding Company, an Ohio corporation (the “Registrant”):

Registration Statement on Form S-8, File No. 333-149903, filed with the SEC on May 26, 2008, pertaining to the registration of 15,000 shares of the common stock, no par value per share (“common stock”), of the Registrant for issuance under the Registrant’s stock-based incentive plan – 2006 Dental Care Plus Management Equity Incentive Plan and Dental Care Plus, Inc.

The Registrant intends to terminate and suspend all reporting obligations with the SEC under the Securities Exchange Act of 1934, as amended. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering, the Registrant hereby amends the Registration Statement by deregistering all shares that remain unsold under such Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

DCP Holding Company
Date: June 27, 2019
/s/ Robert C. Hodgkins, Jr. President and Chief Executive Officer

End of Document